EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this SB-2 of Lucy’s Cafe, Inc. of our report dated April 10, 2006 with respect to the financial statements of Lucy’s Cafe, Inc., which appear in Lucy’s Cafe, Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 2005.

/s/ Hansen, Barnett & Maxwell

HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
February 9, 2007